Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Legal Name	Country
Websense International Limited	Ireland
Websense Holdings International Limited	Ireland
Websense Japan K.K.	Japan
Websense Canada, Inc.	Canada
Websense Mauritius	Mauritius
Websense SC Holdings Limited	United Kingdom
Websense SC Operations Limited	United Kingdom
Websense UK Limited	United Kingdom
Websense France S.A.R.L.	France
Websense Italy S.r.l.	Italy
Websense Brazil Gerenciamento e Segurance de Internet Ltda.	Brazil
Websense Deutschland GmbH	Germany
Websense (Australia) Pty. Ltd	Australia
Websense Software Services India Private Limited	India
Websense Network Security Technology R&D (Beijing) Co. Ltd.	China
Websense BV	Netherlands
PortAuthority Technologies, Inc.	United States
Security Software Websense Israel Ltd.	Israel
SurfControl, Inc.	United States
SurfControl Limited	United Kingdom
SurfControl China Limited	United Kingdom
SurfControl GmbH (Austria)	Austria
SurfControl (Israel) Limited	United Kingdom
SurfControl (Canada) Limited	United Kingdom
SurfControl (Japan) Limited	United Kingdom
Websense Hosted R&D Limited	United Kingdom
SurfControl (UK) Limited	United Kingdom
SurfControl Pty. Ltd	Australia
Websense Overseas Limited	United Kingdom
Beijing SurfControl Network Security Co. Ltd.	China
SurfControl S.A.R.L.	France
Karabunga, Inc.	United States